SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: September 15, 2003

(Date of earliest event reported)

RIVERSTONE NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-32269	95-4596178
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5200 Great America Parkway, Santa Clara, California 95054

(Address of principal executive offices)        (Zip Code)

Registrant’s telephone number, including area code: (408) 878-6500

Item 5.    Other Events.

Riverstone Networks, Inc. (“Riverstone” or the “Company”) has received a letter in which the trustee for the Company’s 3.75% convertible subordinated notes due 2006 asserts that an event of default has occurred under the related Indenture as a result of Riverstone’s continued failure to file its Form 10-K as required by the Indenture within 60 days of receiving notice from the trustee. The trustee also purports to declare all amounts owing on the notes and under the Indenture to be immediately due and payable, and demands principal in the amount of $131,750,000 and interest and liquidated damages accrued to September 12, 2003 in the amount of $1,570,935.82.

Riverstone disputes the trustee’s position and has notified the trustee that the trustee failed to provide proper notice to commence the 60 day period, and that therefore an event of default has not occurred and the trustee is not entitled to declare any amounts to be immediately due and payable.

As previously disclosed, the review of Riverstone’s accounting practices by a special committee of the board of directors is ongoing. Riverstone is attempting to conclude its review, file its Form 10-K and Form 10-Q and issue any restatements promptly, but it presently cannot state with any certainty when this will occur. There can be no assurances that the Company will be able to avoid accelerated repayment under the terms of the Indenture.

Except for the historical information contained herein, the matters set forth in this Current Report on Form 8-K, including actions to be taken, Riverstone’s beliefs as to the claims of default and the effect of such claims, and the timing of any restatement and the filing of its Form 10-K and 10-Q, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date hereof and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include the results and effect of the accounting practices review, changes in the scope and nature of, and the outcome of, the SEC investigation regarding the Company’s accounting practices, the ability of the Company to file its Form 10-K and Form 10-Q, whether the Company’s outstanding convertible notes are subject to accelerated repayment under the terms of the indenture governing the notes and the impact of any such repayment on the Company or its business, the impact of the restatement on the Company’s financial results, and the risks detailed from time to time in the Company’s SEC reports, including its quarterly report on Form 10-Q for the period ended November 30, 2002 and amended current report on Form 8-K/A dated August 26, 2003. The Company disclaims any intent or obligation to update or revise these forward looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 18, 2003	RIVERSTONE NETWORKS, INC.

	By:	/s/ ROBERT STANTON
	Name:	Robert Stanton
	Title:	Executive Vice President and Chief Financial Officer